Exhibit 10.8

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “First Amendment”) is entered into as of the twenty-ninth day of April, 2009, by and between NOP WATERGATE LLC, a Delaware limited liability company (“Landlord”), and ADAMAS PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

RECITALS

This First Amendment is entered into on the basis of the following facts, understandings and intentions of the parties:

A.            Landlord (as successor in interest to CA-Emeryville Properties Limited Partnership, a Delaware limited partnership) and Tenant (formerly known as Neuromolecular Pharmaceuticals, Inc., a Delaware corporation) are parties to that certain Lease Agreement dated as of October 25, 2006 (the “Lease”), pursuant to which Tenant leases certain space consisting of approximately Nine Thousand One Hundred Seventy-Two (9,172) rentable square feet (the “Existing Premises”) on the tenth (10th) Floor of the commercial office building located at 1900 Powell Street, Emeryville, California (the “Building”), all as more particularly described in the Lease.

B.            Tenant has requested that additional space containing approximately Three Thousand Three Hundred Seventy-Six (3,376) rentable square feet (the “Expansion Premises”) on the tenth (10th) Floor of the Building and shown on Exhibit A hereto be added to the Premises.

C.            The Term expired on November 30, 2008.

D.            Landlord and Tenant now desire to amend the Lease in order to: (i) retroactively extend the Term; (ii) revise the Premises by adding the Expansion Premises to the Premises; (iii) revise the Base Rent; and (iv) supplement and/or modify certain other provisions of the Lease.

NOW, THEREFORE, in consideration of the mutual covenants and promises of Landlord and Tenant, Landlord and Tenant hereby agree as follows:

1.             Certain Definitions.  Capitalized terms used herein and not otherwise defined herein shall have the meaning or meanings given them in the Lease.

2.             Term.  The Term is hereby retroactively extended for a period of twenty-five (25) months (the “Extended Term”) commencing as of December 1, 2008 (the “Extension Date”) and continuing to and including December 31, 2010 (the “Extended Termination Date”), unless sooner terminated pursuant to the terms of the Lease.  On and effective as of the date of this First Amendment, all references to the (i) “Term” in the Lease shall be deemed to mean the period commencing as of the Commencement Date and continuing to and including the Extended Termination Date, unless earlier terminated pursuant to the terms of the Lease, and (ii) “Termination Date” in the Lease shall be deemed to mean the Extended Termination Date.

3.             Premises.

(a)           Effective as of December 1, 2009 (the “Expansion Effective Date”), the Premises, as defined in the Lease, is increased from approximately Nine Thousand One Hundred Seventy-Two rentable square feet on the Tenth (10th) Floor of the Building to approximately Twelve Thousand Five Hundred Forty-Eight (12,548) rentable square feet on the Tenth (10th) Floor of the Building by the addition of the Expansion Premises.  From and after the Expansion Effective Date, all references to the Premises in the Lease shall mean, collectively, the Existing Premises and the Expansion Premises.  The Term for the Expansion Premises shall commence on the Expansion Effective Date and end on the Extended Termination Date, unless sooner terminated pursuant to the terms of the Lease.  The Expansion Premises is subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Existing Premises unless such concessions are expressly provided for herein with respect to the Expansion Premises.

(b)           Notwithstanding anything to the contrary set forth in Paragraph 3(a) above, if Landlord fails to deliver Tenant possession of the Expansion Premises on or before the Expansion Effective Date for any reason, including without limitation, holdover by prior occupants, Landlord shall not be liable for any claims, damages or liabilities as a result thereof, but the Expansion Effective Date shall be delayed to be the date upon which Landlord delivers possession of the Expansion Premises to Tenant.  Should the Expansion Effective Date be a date other than the date set forth in Paragraph 3(a), either Landlord or Tenant, at the request of the other, shall execute a declaration specifying the Expansion Effective Date; provided, however, that failure to execute, or request execution of, such declaration shall not in any way alter the Expansion Effective Date.  If the Expansion Effective Date is delayed the Extended Termination Date shall not be similarly extended.

4.             Base Rent.

(a)           Existing Premises.  Retroactively effective as of the Extension Date, subject to Paragraph 4(b) below, Tenant shall pay Base Rent with respect to the Existing Premises upon the following schedule and otherwise in accordance with the terms of the Lease:

Period	Monthly Rate Per Square Foot	Base Rent per Month
12/01/2008 - 4/30/2009	$2.60	$23,847.20
5/01/2009 - 4/30/2010	$2.50	$22,930.00
5/01/2010 - 12/31/2010	$2.58	$23,663.76

(b)           Provided no Default exists under the Lease (and no event or condition exists which could constitute a Default but for a requirement of notice or expiration of a period of grace) and subject to the provisions of this Paragraph 4(b), Tenant shall not be required to pay Base Rent with respect to the Existing Premises, commencing as of May 1, 2009 and continuing to and including July 31, 2009 (the “Base Rent Forgiveness Period”).  The other provisions of this Paragraph 4(b) to the contrary notwithstanding, Landlord and Tenant acknowledge that Base

Rent for the Existing Premises for the Base Rent Forgiveness Period would be the sum of Twenty-Three Thousand Eight Hundred Forty-Seven and 20/100ths Dollars ($23,847.20) per month, in the absence of the forgiveness of the Base Rent for such period, and that such forgiveness is expressly conditioned on the absence of any Default existing under the Lease (and no event or condition existing which could constitute a Default but for a requirement of notice or expiration of a period of grace).  In the event of the occurrence either of any such Default hereunder or of an event or condition which could constitute a Default but for a requirement of notice or expiration of a period of grace, and without notice or demand by Landlord: (i) such forgiveness shall terminate; and (ii) the Base Rent for the Existing Premises shall immediately return to the sum of Twenty-Three Thousand Eight Hundred Forty-Seven and 20/100ths Dollars ($23,847.20) per month, from the date of the first occurrence of such event or condition.  Landlord and Tenant hereby acknowledge and agree that the requirement of the payment of such Base Rent does not constitute a penalty or forfeiture, but rather only the reinstatement of Base Rent otherwise due for the Existing Premises.

(c)           Expansion Premises.  Effective as of the Expansion Effective Date, Tenant shall pay Base Rent with respect to the Expansion Premises upon the following schedule and otherwise in accordance with the terms of the Lease:

Period	Monthly Rate Per Square Foot	Base Rent per Month
12/01/2009 - 4/30/2010	$2.50	$8,440.00
5/01/2010 - 12/31/2010	$2.58	$8,710.08

5.             Expenses and Taxes.

(a)           Existing Premises.  For the period continuing through and including the Extended Termination Date Tenant shall continue to pay for Tenant’s Pro Rata Share of Expense Excess and Tax Excess for the Existing Premises pursuant to the terms of the Lease; provided, however, that with respect to the Extended Term, the Base Year for computation of Tenant’s Pro Rata Share of Expense Excess and Tax Excess with respect to the Existing Premises shall be the calendar year of 2009.

(b)           Expansion Premises.  For the period commencing on the Expansion Effective Date and continuing through and including the Extended Termination Date (i) Tenant’s Pro Rata Share applicable to the Expansion Premises shall be calculated based upon the rentable square footage attributable to the Expansion Premises, and (ii) Tenant shall pay Tenant’s Pro Rata Share of Expense Excess and Tax Excess applicable to the Expansion Premises pursuant to the terms of the Lease; provided, however, that the Base Year for computation of Tenant’s Pro Rata Share of Expense Excess and Tax Excess applicable to the Expansion Premises shall be the calendar year of 2009.

6.             Security Deposit.  Upon Tenant’s execution of this First Amendment, Tenant shall pay Landlord the sum of Three Thousand Eight Hundred Forty-Seven and 20/100ths Dollars ($3,847.20) which is added to and becomes part of the Security Deposit, if any, held by Landlord as provided under Sections 1.08 and 6 of the Lease as security for payment of Rent and the performance of the other terms and conditions of the Lease by Tenant.  Accordingly, simultaneously with the execution hereof, the Security Deposit is increased from Twenty Thousand Dollars ($20,000) to Twenty-Three Thousand Eight Hundred Forty-Seven and 20/100ths Dollars ($23,847.20).

7.             Condition of Existing Premises and Expansion Premises.

(a)           Tenant acknowledges that it is currently in possession of the Existing Premises and agrees to continue in possession thereof on an “AS-IS” basis without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements to the Existing Premises on account of the extension of the Term hereunder or for any other reason, purposes or cause, except the Refurbishment Work set forth in Paragraph 8 below.

(b)           Tenant has inspected the Expansion Premises and agrees to accept the same “AS IS” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements to the Expansion Premises, except the Refurbishment Work set forth in Paragraph 8.  Landlord shall have no other obligation of any kind or character, express or implied, with respect to the design or condition of the Expansion Premises or the suitability thereof for Tenant’s purposes, and Tenant acknowledges that it has neither received nor relied upon any representation or warranty made by or on behalf of Landlord with respect to such matters.

8.             Refurbishment of the Existing Premises.

(a)           Description of Refurbishment Work.  Landlord shall steam clean the existing floor carpet within the Existing Premises, touch-up the paint on the existing interior walls within the Existing Premises, and perform the work described on the Space Plan attached hereto as Exhibit C in the Existing Premises and the Expansion Premises (collectively, the “Refurbishment Work”), upon the terms and conditions set forth in this Paragraph 8.  The Refurbishment Work shall be performed using Building standard methods, materials and finishes (as to quantity and quality).  Landlord shall have the right to enter into a direct contract for the Refurbishment Work with a general contractor selected by Landlord.  In addition, Landlord shall have the right to select and/or approve of any subcontractors or other service providers used in connection with the Refurbishment Work.

(b)           Performance of Refurbishment Work.  Tenant acknowledges that the Refurbishment Work may be performed by Landlord in the Existing Premises and the Expansion Premises during Landlord’s normal business hours, and while Tenant is in possession of the Existing Premises and/or the Expansion Premises.  Landlord and Tenant shall cooperate with each other in order to enable the Refurbishment Work to be performed in a timely manner with as little inconvenience to the operation of Tenant’s business within the Existing Premises and the Expansion Premises as is reasonably possible.  Notwithstanding anything to the contrary contained in the Lease, Landlord shall not be liable in any manner for any inconvenience, loss or interruption of business or business opportunities or other damage to person or property of Tenant or other persons, however caused, arising in connection with the performance of the Refurbishment Work, whether or not caused by or arising from the active or passive negligence of Landlord or its agents, contractors, suppliers, employees or representatives.  Landlord’s performance of the Refurbishment Work shall not be deemed to be a representation by Landlord that such Refurbishment Work complies with applicable insurance requirements, building codes, ordinances, laws or regulations or that the Refurbishment Work will be adequate for Tenant’s use.

(c)           Landlord’s Contribution.  The Refurbishment Work shall be performed at the sole cost and expense of Tenant, except for the amount of the Landlord’s Contribution.  Landlord shall provide a total of Ninety-One Thousand Seven Hundred Twenty Dollars ($91,720; based on $10.00 per square foot on 9,172 rentable square feet in the Existing Premises; “Landlord’s Contribution”), as provided in this Paragraph 8(c) in payment or partial payment for the costs of the performance of the Refurbishment Work (including, without limitation, design, permit, and construction costs).  Subject to the provisions of Paragraph 8(d) below, Landlord shall apply Landlord’s Contribution to the cost of performing (including, without limitation, design, permit and construction costs) the Refurbishment Work and for the other purposes specifically provided in this Paragraph 8.  If, following the substantial completion of the Refurbishment Work, any portion of the Landlord’s Contribution is unused and unapplied, following Tenant’s written request therefor, Landlord shall apply such unused and unapplied portion of the Landlord’s Contribution toward the installment of Base Rent next coming due under the Lease and subsequent installments of Base Rent, until such time as such unused and unapplied portion of the Landlord’s Contribution has been fully applied to Base Rent.  Notwithstanding anything to the contrary set forth herein: (a) the obligation of Landlord to make any one or more payments pursuant to the provisions of this Paragraph 8(c) or to proceed with the performance of the Refurbishment Work shall be suspended without further act of the parties during any such time as there exists a Default under the Lease or any event or condition which, with the passage of time or the giving of notice or both would constitute such a Default; and (b) the obligation of Landlord to pay any unexpended portion of Landlord’s Contribution shall terminate as of the first anniversary of the Extension Date.  Nothing in this Paragraph 8(c) shall affect the obligations of Tenant under the Lease with respect to any alterations, additions and improvements within the Premises, including, without limitation, any obligation to obtain the prior written consent of Landlord thereto.

(d)           Tenant Payments.  If Landlord estimates that the total cost of the Refurbishment Work (the “Estimated Total Cost”) will exceed the Landlord’s Contribution, Landlord shall notify Tenant in writing of Landlord’s good faith estimate of such excess (the “Estimated Excess Cost”).  Tenant shall pay to Landlord within five (5) business days of receipt of an invoice describing in reasonable detail the actual cost of the Refurbishment Work incurred in respect of the period for which such invoice is delivered (the “Periodic Invoice Cost”), its Percentage Share of such Periodic Invoice Cost.  As used herein, the term “Percentage Share” shall mean the percentage determined by: (i) dividing the Estimated Excess Cost by the Estimated Total Cost; and (ii) multiplying such number by one hundred (100).  The failure by Tenant to make such payment within such five (5) business day period shall constitute a Default under the Lease without the requirement of notice.  Such payments by Tenant shall be applied by Landlord towards such Period Invoice Cost.  Following substantial completion of the Refurbishment Work, if the total cost of the Refurbishment Work exceed the sum of Landlord’s Contribution actually disbursed or required to be disbursed by Landlord and the amounts previously paid by Tenant towards all such Periodic Invoice Costs, then Tenant shall pay to

Landlord such excess within fifteen (15) days after billing by Landlord.  All other amounts payable by Tenant pursuant to the provisions of this Paragraph 8, if any, shall be paid by Tenant within fifteen (15) days after billing by Landlord.

9.             Right of First Opportunity.

(a)           Subject to the remaining provisions of this Paragraph 9, Tenant is hereby granted a one (1) time right to add to the Premises additional space located on the Tenth (10th) Floor of the Building consisting of approximately Two Thousand Four Hundred Ninety-Two (2,492) rentable square feet and more particularly shown on Exhibit B attached hereto (the “First Opportunity Space”), as and if such First Opportunity Space becomes available (the term “available” is used herein meaning (i) that Landlord has determined that a lease existing as of the date of this First Amendment has terminated, either by default, mutual agreement, or by expiration of the term of such lease and of any renewal options, rights of first refusal or options or agreements of expansion and that such First Opportunity Space has not been relet to such tenant or to a subtenant or assignee of such tenant immediately thereafter, the previous lease with respect to such First Opportunity Space renewed or an expansion right with respect to such First Opportunity Space exercised by another tenant, or (ii) if the First Opportunity Space is not under lease to a third-party as of the date of this First Amendment, Landlord has located a prospective tenant that may be interested in leasing such space), such right being referred to herein as the “Right of First Opportunity.”

(b)           The Right of First Opportunity shall be subject and subordinate to: (i) any renewal or extension of the term of any existing lease of First Opportunity Space; and (ii) any renewal option, extension option, expansion option, right of first refusal or right of first opportunity granted by Landlord to a third party prior to the date of this First Amendment.

(c)           Landlord shall notify Tenant in writing that any portion of the First Opportunity Space has become available and of the date upon which Landlord expects to be able to tender possession of such portion of the First Opportunity Space to Tenant.  The Right of First Opportunity must be exercised by Tenant as to such portion of the First Opportunity Space so identified by Landlord by written notice to Landlord within fifteen (15) days after the date of Landlord’s written notice.  Tenant’s failure to exercise the Right of First Opportunity within such time period shall cause such Right of First Opportunity to expire and be of no further force or effect for the remainder of the Term with respect to the portion of the First Opportunity Space so identified by Landlord.  Upon timely exercise of such Right of First Opportunity, such portion of the First Opportunity Space so accepted by Tenant (the “Accepted First Opportunity Space”) shall be included under the Lease and added to the Premises effective upon the date Landlord tenders possession of the Accepted First Opportunity Space to Tenant.  If Landlord fails to deliver Tenant possession of the Accepted First Opportunity Space on or before the scheduled delivery date for any reason, including without limitation, holdover by prior occupants, Landlord shall not be liable for any claims, damages or liabilities as a result thereof, but the Tenant’s lease of the Accepted First Opportunity Space shall commence upon the date upon which Landlord delivers possession of the Expansion Premises to Tenant.

(d)           The Base Rent applicable to the Accepted First Opportunity Space shall be at ninety-five percent (95%) of the Fair Market Rent of the Accepted First Opportunity Space as

of the date the Accepted First Opportunity Space becomes part of the Premises.  At the time Landlord offers such portion of the First Opportunity Space to Tenant, Landlord shall notify Tenant of Landlord’s determination of the Base Rent for such portion of the First Opportunity Space.  Within fifteen (15) days after receipt of such notice from Landlord, Tenant shall have the right to: (i) elect to accept Landlord’s determination of the Base Rent for such portion of the First Opportunity Space; or, (ii) elect to require that Fair Market Rent for such portion of the First Opportunity Space be determined by arbitration pursuant to Paragraph 12 hereof.  Failure on the part of Tenant to require arbitration of Fair Market Rent for such portion of the First Opportunity Space within such fifteen (15) day period shall constitute an election by Tenant to accept Landlord’s determination of the Base Rent for such portion of the First Opportunity Space.

(e)           In the event that Tenant exercises the Right of First Opportunity pursuant to the terms hereof, Tenant shall take the Accepted First Opportunity Space in its “AS IS” condition and configuration without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements to the Accepted First Opportunity Space.

(f)            From and after the commencement date specified in Paragraph 9(e) above with respect to the Accepted First Opportunity Space, all of the terms and provisions of the Lease shall apply to such space (provided, however, Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to any other portion of the Premises), and rentable square footage contained in such space shall be added to the rentable square footage within the Premises for all calculations of Tenant’s Pro Rata Share of Expense Excess and Tax Excess and all other purposes hereunder (with Base Rent being determined as provided in Section 9(d)).

10.          Extension Option.  Tenant shall have the option to extend the Term (the “Extension Option”) for one (1) period of twenty-four (24) months (the “Second Extended Term”).  The Second Extended Term, if any, shall commence on the day following the last day of the Extended Term and shall continue for a period of twenty-four (24) months thereafter.  Tenant’s Extension Option shall be both: (i) upon condition (which may be waived by Landlord in its sole discretion) that no Default exists hereunder at the time of the giving by Tenant of its notice of exercise; and, (ii) upon further condition (which may be waived by Landlord in its sole discretion) that no Default exists hereunder at the time of the commencement of the Second Extended Term.  To exercise Tenant’s Extension Option, Tenant shall give Landlord written notice of its election at least three (3) months prior to expiration of the Extended Term.  Within thirty (30) days of receipt of Tenant’s election to extend, Landlord shall notify Tenant of the Base Rent for the Second Extended Term.  Within thirty (30) days after receipt of each such notice from Landlord, Tenant shall have the right to: (i) elect to accept Landlord’s statement of the Base Rent as the Base Rent for the Second Extended Term; or, (ii) elect to pay Base Rent for the Extended Term at ninety-five percent (95%) of the Fair Market Rent (defined below), with Fair Market Rent to be determined by arbitration pursuant to Paragraph 12 below.  Failure on the part of Tenant to elect in writing to require arbitration of Fair Market Rent within the thirty (30) day period shall constitute an election by Tenant to accept Landlord’s determination of the Base Rent for the Second Extended Term.  Tenant shall have no other option, right or obligation to extend the Term or otherwise remain in the Premises after the expiration of the Extended Term.  From and after commencement of any Second Extended Term, all of the other terms, covenants and conditions of the Lease shall apply, and references to the Term shall be deemed to include the Second Extended Term; provided, however, that Base Rent shall be revised as herein provided, and Tenant shall have no option or right to further extend the Term beyond the Second Extended Term.  If Tenant has elected to have the Fair Market Rent determined by arbitration and the Base Rent for the Second Extended Term has not been determined as of the commencement of the Second Extended Term, Tenant shall pay Base Rent for the Premises upon the terms and conditions in effect during the last month of the Extended Term until such time as the Base Rent for the Second Extended Term has been determined.  If the Base Rent for the Second Extended Term is determined to be less than the Base Rent for the last month of the Extended Term, Landlord shall provide Tenant with a credit against the next installment(s) of Rent in the amount of the overpayment by Tenant.  Likewise, if the Base Rent for the Second Extended Term is determined to be greater than the Base Rent for the last month of the Extended Term, Tenant shall pay Landlord the amount of such underpayment with the installment of Base Rent next due under the Lease.

11.          Definition of Fair Market Rent.  As used herein, “Fair Market Rent” shall mean the rate being charged by Landlord in the Building for comparable space and the rate being charged for comparable space in non-equity transactions in comparable buildings located in the City of Emeryville or downtown Oakland area, taking into consideration: location in the Building or other building, tenant improvements or allowances existing or to be provided, rental abatements, lease takeovers/assumptions, moving expenses and other forms of rental concessions, proposed term of lease, extent of service provided or to be provided, the ownership of the comparable space, whether or not the transaction is a sublease, the time the particular rate under consideration became or is to become effective and any other relevant terms or conditions.  Costs which are incurred by a landlord in connection with the negotiation and documentation of a lease transaction, and other costs incurred by a landlord which are not paid to or for the direct benefit of the tenant, shall not be considered.  Comparable transactions in which the rent for a renewal was discounted to a rate below the fair market rate, whether by the application of a percentage to the fair market rate or otherwise, shall be adjusted to reflect the fair market rate before the discount was applied.  Renewal transactions in which the rent was either established at a pre-determined amount by reason of the exercise by the tenant of an option to renew or extend at a fixed rental rate or was established due to the operation of a pre-determined minimum or maximum amount shall not be regarded as comparable transactions.

12.          Arbitration of Fair Market Rent.  If Tenant disputes the amount claimed by Landlord as Base Rent pursuant to Paragraph 9(d) or Paragraph 10, and such dispute cannot be resolved by mutual agreement, the dispute shall be submitted to arbitration.  The judgment or the award rendered in any such arbitration may be entered in any court having jurisdiction and shall be final and binding between the parties.  The arbitration shall be conducted and determined in the County of Alameda in accordance with the then prevailing rules of the American Arbitration Association or its successor for arbitration of commercial disputes except to the extent that the procedures mandated by said rules shall be modified as follows:

(a)           Tenant shall make demand for arbitration in writing within the time period required under Paragraph 9(d) or Paragraph 10, as applicable, above, specifying therein the name and address of the person to act as the arbitrator on its behalf.  The arbitrator shall be qualified as a real estate appraiser familiar with the Fair Market Rent of commercial office space in the

County of Alameda who would qualify as an expert witness over objection to give testimony addressed to the issue in a court of competent jurisdiction.  Failure on the part of Tenant to make a timely and proper demand for such arbitration shall constitute a waiver of the right thereto.  Within ten (10) business days after the service of Tenant’s demand for arbitration, Landlord shall have the right to give notice in writing to Tenant of Landlord’s adjusted determination of Fair Market Rent.  Within ten (10) business days following Tenant’s receipt of such notice, if Tenant and Landlord have not agreed upon Fair Market Rent, Tenant shall notify Landlord in writing that Tenant desires to renew its demand for arbitration.  Failure on the part of Tenant to give such notice shall constitute a waiver of the right to such arbitration, and Tenant shall be deemed to have accepted Landlord’s adjusted determination of Fair Market Rent.  Within ten (10) business days after the receipt of such notice, Landlord shall give notice to Tenant, specifying the name and address of the person designated by Landlord to act as arbitrator on its behalf who shall be similarly qualified.  If Landlord fails to notify Tenant of the appointment of its arbitrator, within or by the time above specified, then the arbitrator appointed by Tenant shall be the arbitrator to determine the issue.

(b)           If two (2) arbitrators are chosen pursuant to Paragraph 12(a) above, the arbitrators so chosen shall meet within ten (10) business days after the second arbitrator is appointed and, if within ten (10) business days after such first meeting the two (2) arbitrators shall be unable to agree promptly upon a determination of Fair Market Rent, they shall appoint a third (3rd) arbitrator, who shall be a competent and impartial person with qualifications similar to those required of the first two (2) arbitrators pursuant to Paragraph 12(a) above.  If they are unable to agree upon such appointment within five (5) business days after expiration of said ten (10) day period, the third (3rd) arbitrator shall be selected by the parties themselves, if they can agree thereon, within a further period of ten (10) business days.  If the parties do not so agree, then either party, on behalf of both, may request appointment of such a qualified person by the then Chief Judge of the United States District Court having jurisdiction over the County of Alameda, acting in his private non-judicial capacity.  Request for appointment shall be made in writing with a copy given to the other party.  Each party agrees that said Judge shall have the power to make the appointment.  The three (3) arbitrators shall decide the dispute, if it has not previously been resolved, by following the procedure set forth in 12(c) below.

(c)           Where the issue cannot be resolved by agreement between the two (2) arbitrators selected by Landlord and Tenant or settlement between the parties during the course of arbitration, the issue shall be resolved by the three (3) arbitrators in accordance with the following procedure.  The arbitrators selected by each of the parties shall state in writing his determination of the Fair Market Rent, supported by the reasons therefor with counterpart copies to each party.  The arbitrators shall arrange for a simultaneous exchange of such proposed resolutions.  The role of the third (3rd) arbitrator shall be to select which of the two (2) proposed resolutions most closely approximates his determination of Fair Market Rent.  The third (3rd) arbitrator shall have no right to propose a middle ground or any modification of either of the two (2) proposed resolutions.  The resolution he chooses as most closely approximating his determination shall constitute the decision of the arbitrators and be final and binding upon the parties.

(d)           If any arbitrator fails, refuses or is unable to act, his successor shall be appointed by him, but in the case of the third (3rd) arbitrator, his successor shall be appointed in the same manner as provided for appointment of the third (3rd) arbitrator.  The arbitrators shall attempt to decide the issue within ten (10) business days after the appointment of the third (3rd) arbitrator.  Any decision in which the arbitrator appointed by Landlord and the arbitrator appointed by Tenant concur shall be binding and conclusive upon the parties.  Each party shall pay the fees and costs of its own counsel.  The losing party shall pay the fees and costs of the arbitrators and of the expert witnesses (if any) of the prevailing party as well as those of its expert witnesses.  For purposes hereof, the losing party shall be that party whose selected arbitrator’s statement of Fair Market Rent was not selected by the third (3rd) arbitrator.

(e)           The arbitrators shall have the right to consult experts and competent authorities with factual information or evidence pertaining to a determination of Fair Market Rent, but any such consultation shall be made in the presence of both parties with full right on their part to cross-examine.  The arbitrators shall render their decision and award in writing with counterpart copies to each party.  The arbitrators shall have no power to modify the provisions of the Lease.

13.          Modifications.

(a)           Additional Insureds.  Effective as of the date of this First Amendment, and notwithstanding anything to the contrary contained in the Lease, Tenant shall promptly cause its commercial general liability policy or policies of insurance carried pursuant to the terms of the Lease to name, as additional insureds, Landlord, Hines Interests Limited Partnership and any lender with a deed of trust encumbering the Building or the Property, of whom Landlord has notified Tenant.  Notwithstanding anything to the contrary contained in the Lease, Tenant shall provide evidence of such coverage to Landlord within thirty (30) days following written request therefor by Landlord.

(b)           Late Charge.  Effective as of the date of this First Amendment, the seventh (7th) sentence of Section 4 of the Lease is hereby deleted in its entirety and is replaced with the following: “Tenant shall pay Landlord an administration fee equal to 5% of all past due Rent, provided that Tenant shall be entitled to a grace period of 5 days after Landlord’s written notice to Tenant of the same for the first late payment of Rent in any 12 month period.”

(c)           Alterations.  Effective as of the date of this First Amendment, the eighth (8th) sentence of Section 9.03 of the Lease is hereby deleted in its entirety.

(d)           Relocation.  Effective as of the date of this First Amendment, Section 21 of the Lease is hereby deleted in its entirety and shall be of no further force or effect.

(e)           Holding Over.  Effective as of the date of this First Amendment, the second sentence of Section 22 of the Lease is hereby modified by the deletion of the words “150% of the sum of the Base Rent and Additional Rent due” and the substitution therefor of the words “(i) 150% of the Base Rent, and (ii) the Additional Rent due”.

(f)            Parking.  Notwithstanding anything to the contrary set forth in Section 1 of Exhibit G to the Lease, during the Term, as extended, Tenant agrees to lease from Landlord and Landlord agrees to lease to Tenant a total of 33 non-reserved parking spaces and 0 reserved parking spaces in the Parking Facility; provided, however, effective as of any future expansion effective date, the number of non-reserved parking spaces in the Parking Facility Landlord agrees to lease to Tenant hereunder shall increase by Three (3) non-reserved parking spaces for every One Thousand (1,000) rentable square feet in the such expansion premises, rounded down to the nearest whole number.  During the Term, as extended, Tenant shall pay in advance, concurrent with Tenant’s payment of Base Rent, the prevailing monthly charges established from time to time for parking in the Parking Facility.  Except as set expressly forth in this Paragraph 13(f), the lease of all parking spaces and use of the Parking Facility during the Extended Term shall be subject to all the terms and conditions of Exhibit G to the Lease.

(g)           Casualty.  Effective as of the date of this First Amendment, the following is hereby added following the ultimate sentence of the first (1st) grammatical paragraph of Section 16.01 of the Lease:

“Tenant shall have the right to terminate this Lease if: (a) any portion of the Premises or any portion of the Building necessary for Tenant’s use of the Premises has been damaged by Casualty; (b) there are less than Twelve (12) months of the Term remaining on the date of the Casualty; (c) the Casualty was not caused by the negligence or willful misconduct of Tenant or its agents, employees or contractors; and (d) Tenant provides Landlord with written notice of its intent to terminate within 30 days after the date of the Casualty.”

14.          Brokerage Commission.

(a)           Landlord hereby warrants and represents to Tenant that Landlord has not voluntarily incurred, on its behalf or on behalf of Tenant or on behalf of both Landlord and Tenant, any obligation to pay a commission or finder’s fee to any real estate broker or other person or entity in connection with this First Amendment.  Landlord hereby agrees to indemnify, defend and hold Tenant harmless from claims for any commission or finder’s fee charges by any real estate broker or other person or entity arising from an agreement, whether express or implied, between Landlord and such broker or other person or entity or otherwise arising from the conduct of Landlord.

(b)           Tenant hereby warrants and represents to Landlord that Tenant has not voluntarily incurred, on its behalf or on behalf of Landlord or on behalf of both Landlord and Tenant, any obligation to pay a commission or finder’s fee to any real estate broker or other person or entity in connection with this First Amendment.  Tenant hereby agrees to indemnify, defend and hold Landlord harmless from claims for any commission or finder’s fee charges by any real estate broker or other person or entity arising from an agreement, whether express or implied, between Tenant and such broker or other person or entity or otherwise arising from the conduct of Tenant.

15.          Miscellaneous.

(a)           Except as modified above, the terms of the Lease shall remain unchanged and in full force and effect.  Any inconsistency between the provisions of the Lease and this First Amendment shall be resolved in favor of the provisions of this First Amendment, which shall govern and control.  This First Amendment and any attached exhibit(s), which are hereby incorporated into and made an integral part of this First Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein and there have been no additional oral or written representations or agreement with respect to the same.

(b)           Submission of this First Amendment by Landlord is not an offer to enter into this First Amendment but rather is a solicitation for such an offer by Tenant.  Landlord shall not be bound by this First Amendment until Landlord has executed and delivered the same to Tenant.

(c)           This First Amendment may be executed in one (1) or more counterparts with the same effect as if the parties executing several counterparts had executed one (1) counterpart and all such executed counterparts shall together constitute one (1) and the same instrument.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, Landlord and Tenant have executed this First Amendment as of the day and year first above written.

LANDLORD:

NOP WATERGATE LLC,
a Delaware limited liability company

By:	National Office Partners Limited Partnership,
a Delaware limited partnership,
its sole member

	By:	Hines National Office Partners
Limited Partnership, a Texas
limited partnership, its general partner

	By:	Hines Fund Management, L.L.C.,
a Delaware limited liability company,
its general partner

	By:	Hines Interests Limited Partnership,
a Delaware limited partnership,
its sole member

	By:	Hines Holdings, Inc.,
a Texas corporation,
its general partner

	By:	/s/ James C. Buie, Jr.
	Name:	James C. Buie, Jr.
	Title:	Executive Vice President

TENANT:

ADAMAS PHARMACEUTICALS, INC.,
a Delaware corporation

By:	/s/ Peter Hadrovic
Name:	Peter Hadrovic
Title:	Chief Commercial Officer

Exhibit A

“Expansion Premises Description”

Exhibit B

“First Opportunity Space Description”

Exhibit C

“Space Plan”

See Attachment

1
2
3
4
5
6
7
8
A
B
C
D
PAINT
1
4
6
5
1
2
3
TYP.

1. REMOVE WALLS AS SHOWN BY DASHED LINES.
2. PROVIDE 24" WIDE ACCENT CARPET WHERE WALL IS REMOVED BETWEEN SUITES.
3. PROVIDE NEW BUILDING STANDARD BLINDS, THROUGHOUT EXISTING SUITE AND EXPANSION AREA.
4. PROVIDE NEW FLOOR MOUNTED POWER AND PHONE/DATA OUTLETS.
5. PROVIDE NEW 24" DEEP 7' WIDE LOWER CABINET.
6. PROVIDE NEW PAINT IN EXPANSION SPACE ONLY.

scale 1/16" = 1'-0"

ADAMAS PHARMA

EMERYVILLE

SPACE PLAN 1

scheme: 1

SNR08-6114-00
12-1-2008

WARE MALCOMB
Leading Design for Commercial Real Estate